Exhibit 11
                                                                      ----------

                                                   STATEMENT RE: COMPUTATION OF
                                                        PER SHARE EARNINGS


                                                               YEARS ENDED JUNE 30

                                               1995                      1994                      1993
                                               ----                      ----                      ----
Average shares outstanding                    5,735,892                 5,641,740                5,519,564

Dilutive effect of stock
options computed by use
of treasury stock method                        166,527                   274,758                  163,882
                                              ---------                 ---------                ---------
Average common and common
equivalent shares
outstanding                                   5,902,419                 5,916,498                5,683,446
                                              =========                 =========                =========
Computation of Earnings
Per Share = Net Income divided
by Average common and
common equivalent shares                     $8,050,900                $7,729,400               $5,507,400
outstanding                                   5,902,419                 5,916,498                5,683,446
                                              ---------                 ---------                ---------
Earnings Per Share                           $     1.36                $     1.31               $      .97
                                              =========                 =========                =========